Exhibit 99.1

Starz to Hold Annual Meeting of Stockholders

Beverly Hills, Calif.,  April 15, 2013 — Starz (NASDAQ: STRZA, STRZB) will be holding its Annual Meeting of Stockholders on Thursday, June 6, 2013, at 2:00pm Pacific Time at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210. The record date for the meeting is 5:00 p.m., Eastern Time on April 17, 2013. At the meeting, Starz may make observations regarding the company’s financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Starz Investor Relations website at http://ir.starz.com/events.cfm to register for the webcast. An archive of the webcast will also be available on this website for 30 days.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation). For more information, visit: www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies. As of December 31, 2012, STARZ and ENCORE serve a combined 56 million subscribers, including 21 million at STARZ, and 35 million at ENCORE, making them the largest pair of premium flagship channels in the U.S. STARZ® and ENCORE®, along with Starz Networks’ third flagship brand, MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television. Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties. Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

Contact:

Courtnee Ulrich

Starz Investor Relations

(720) 875-5420

courtnee.ulrich@starz.com